Exhibit (g)(2)(v)
BB&T FUNDS
AMENDMENT TO THE CUSTODY AGREEMENT
     THIS AMENDMENT is made as of October 1, 2010 between U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Custodian”), and BB&T Funds, a Massachusetts business trust (the “Trust”).
RECITALS
     WHEREAS, the Trust and the Custodian entered into the certain Custody Agreement, dated August 31, 2006 (as amended, supplemented or modified from time to time, the “Agreement”), pursuant to which the Custodian acts as custodian of the cash and securities of each series of the Trust and shall be compensated for providing such services set forth in the Agreement in accordance with the fee schedule set forth on the Exhibit D thereto; and
     WHEREAS, in accordance with Section 14.2 of the Agreement, the Trust and the Custodian wish to amend the Amended and Restated Exhibit D;
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows:
     1. Amendment.
     Amended and Restated Exhibit D to the Agreement is hereby superseded and replaced with Amended and Restated Exhibit D attached hereto.
     2. Miscellaneous.
     (a) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (b) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     (c) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.
     (d) Except as provided in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.
     (e) Matters Relating to the Trust as a Massachusetts Business Trust. The names “BB&T Funds” and “Trustees of BB&T Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an

Agreement and Declaration of Trust dated as of June 2, 2007, as amended, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “BB&T Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

BB&T FUNDS
By:	/s/ Todd M. Miller
	Name:	Todd M. Miller
	Title:	V.P. BB&T Funds

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Joe D. Redwine
	Name:	Joe D. Redwine
	Title:	Executive Vice President

AMENDED AND RESTATED EXHIBIT D
to the
Custody Agreement between BB&T Funds and U.S. Bank, N.A.
Fee Schedule at October 1, 2010
Custody Fees:
•	.005% (.0005) on the first $5 billion in assets

•	.004% (.0004) on assets exceeding $5 billion
Securities Lending Program Transfer Fees:
In addition, a fee of $8 per transfer will be assessed for each transfer of securities from U.S. Bank, N.A. to Mellon Bank, N.A. (or an affiliate thereof) made on behalf of BB&T Funds in connection with the BB&T Funds’ securities lending program.

Amended and Restated Exhibit D (continued)
to the
Custody Agreement between BB&T Funds and U.S. Bank, N.A.
BB&T Funds
GLOBAL SUB-CUSTODIAL SERVICES
ANNUAL FEE SCHEDULE at October 1, 2010

		Safekeeping	Transaction
Country	Instrument	(BPS)	Fee
Argentina	All	12.00	$32
Australia	All	1.50	$15
Austria	All	18.75	$17
Bahrain	All	40.00	$112
Bangladesh	All	32.00	$120
Belgium	All	1.88	$22
Benin*	All	32.00	$124
Bermuda	All	12.00	$48
Botswana	All	20.00	$40
Brazil	All	11.25	$17
Bulgaria	All	32.00	$64
Burkina Faso*	All	32.00	$124
Canada	All	1.00	$6
Cayman Islands*	All	0.80	$8
Channel Islands*	All	1.20	$20
Chile	All	16.00	$48
China“A” Shares	All	11.25	$42
China“B” Shares	All	9.60	$42
Columbia	All	32.00	$80
Costa Rica	All	12.00	$48
Croatia	All	28.00	$52
Cyprus*	All	12.00	$45
Czech Republic	All	15.00	$24
Denmark	All	2.25	$24
Ecuador	All	28.00	$52
Egypt	All	25.60	$64
Estonia	All	5.60	$20
Euromarkets(3)	All	1.00	$4
Finland	All	3.75	$22
France	All	1.88	$15
Germany	All	1.00	$15
Ghana	All	20.00	$40
Greece	All	15.00	$33
Guinea Bissau*	All	40.00	$124
Hong Kong	All	4.20	$25
Hungary	All	24.50	$60
Iceland	All	12.00	$45
India	All	48.75	$84
Indonesia	All	9.00	$68
Ireland	All	2.25	$15
Israel	All	9.60	$29
Italy	All	2.25	$24
Ivory Coast	All	32.00	$124
Jamaica*	All	28.00	$40
Japan	All	1.13	$8
Jordan	All	32.00	$100
Kazakhstan	All	48.00	$120
Kenya	All	24.00	$40
Latvia	Equities	12.00	$60
Latvia	Bonds	20.00	$72
Lebanon	All	20.00	$72
Lithuania	All	16.00	$40
Luxembourg	All	3.20	$25
Malaysia	All	2.90	$39
Mali*	All	32.00	$124
Malta	All	17.60	$60
Mauritius	All	24.00	$80
Mexico	All	2.25	$10
Morocco	All	28.00	$80
Namibia	All	24.00	$40
Netherlands	All	2.25	$12
New Zealand	All	2.00	$26
Niger*	All	32.00	$124
Nigeria	All	24.00	$40
Norway	All	2.25	$22
Oman	All	40.00	$112
Pakistan	All	24.00	$80
Peru	All	35.00	$85
Philippines	All	3.90	$36
Poland	All	18.75	$24
Portugal	All	11.25	$39
Qatar	All	36.00	$112
Romania	All	28.00	$80
Russia	Equities/Bonds	30.00	$165
Russia	MINFINs	12.00	$40
Senegal*	All	32.00	$124
Singapore	All	1.50	$20
Slovak Republic	All	20.00	$88
Slovenia	All	20.00	$88
South Africa	All	2.25	$8
South Korea	All	7.50	$10
Spain	All	2.25	$15
Sri Lanka	All	12.00	$48
Swaziland	All	24.00	$40
Sweden	All	1.50	$22
Switzerland	All	1.50	$24
Taiwan	All	15.00	$64
Thailand	All	2.90	$22
Togo*	All	32.00	$124
Trinidad & Tobago*	All	24.00	$52
Tunisia	All	32.00	$36
Turkey	All	9.60	$10
UAE	All	36.00	$104
United Kingdom	All	1.13	$5
Ukraine	All	22.50	$29
Uruguay	All	40.00	$52
Venezuela	All	32.00	$100
Vietnam*	All	32.00	$104
Zambia	All	24.00	$40

*	Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

•	Euroclear — Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

•	For all other markets specified above, surcharges may apply if a security is held outside of the local market.
Straight Through Processing — fees waived.
Cash Transactions:
•	3rd Party Foreign Exchange — a Foreign Exchange transaction undertaken through a 3rd party will be charged $50.
Out of Pocket Expenses
•	Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

•	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

•	SWIFT reporting and message fees.